Exhibit 10.2

ARTICLE I

MASTER LEASE AGREEMENT
Dated as of September 10, 2026
Between
MUFG AMERICAS CAPITAL LEASING & FINANCE, LLC,
as the Lessor,
And
DIGITALOCEAN, LLC,
as the Lessee

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TABLE OF CONTENTS
Page
SECTION 1.1.    Definitions; Interpretation    1
ARTICLE II LEASE OF LEASED EQUIPMENT; LEASE TERM    2
SECTION 2.1.    Acceptance and Lease    2
SECTION 2.2.    Lease Term    2
ARTICLE III TITLE    2
SECTION 3.1.    Title    2
ARTICLE IV RENT    2
SECTION 4.1.    Basic Rent    2
SECTION 4.2.    Supplemental Rent    3
SECTION 4.3.    Method and Amount of Payment    3
SECTION 4.4.    Late Payment    3
SECTION 4.5.    No Set-off, Counterclaim, Etc.    3
SECTION 4.6.    Pari-Passu    3
ARTICLE V NET LEASE    4
ARTICLE VI CONDITION OF LEASED EQUIPMENT    4
SECTION 6.1.    Waivers    4
ARTICLE VII LIENS    6
SECTION 7.1.    Liens    6
ARTICLE VIII POSSESSION    6
SECTION 8.1.    Possession    6
ARTICLE IX OPERATION AND USE; MAINTENANCE    7
SECTION 9.1.    Operation and Use    7
SECTION 9.2.    Maintenance; Compliance with Law    7
ARTICLE X LOCATION    8
SECTION 10.1.    Location    8
SECTION 10.2.    Site Leases; Termination of a Site Lease    9
ARTICLE XI INSURANCE    9
SECTION 11.1.    Commercial General Liability Insurance    9
SECTION 11.2.    Property Insurance    10
SECTION 11.3.    Other Insurance.    11
SECTION 11.4.    Insurance Requirements    11
SECTION 11.5.    Application of Insurance Payments    12
SECTION 11.6.    Delivery of Insurance Certificates; Lapses.    13
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ARTICLE XII ASSIGNMENT    14
SECTION 12.1.    Assignment    14
ARTICLE XIII LOSS, DESTRUCTION, REQUISITION    14
SECTION 13.1.    Event of Loss with Respect to Leased Equipment    14
SECTION 13.2.    Application of Payments for an Event of Loss    16
SECTION 13.3.    Requisition for Use or Hire by a Government of Leased Equipment    16
SECTION 13.4.    Application of Payments During Existence of an Event of Default    16
ARTICLE XIV REPLACEMENT OF PARTS    16
SECTION 14.1.    Replacement of Parts    16
ARTICLE XV ALTERATIONS, MODIFICATIONS AND ADDITIONS    17
SECTION 15.1.    Alterations, Modifications and Additions    17
ARTICLE XVI INSPECTION    18
SECTION 16.1.    Inspections    18
SECTION 16.2.    Frequency of Inspections    18
SECTION 16.3.    Inspection Conditions    19
SECTION 16.4.    Confidentiality    19
SECTION 16.5.    Compliance    19
ARTICLE XVII EVENTS OF DEFAULT    19
ARTICLE XVIII ENFORCEMENT    23
SECTION 18.1.    Remedies    23
SECTION 18.2.    Proceeds of Sale    27
SECTION 18.3.    Waiver of Certain Rights    27
SECTION 18.4.    Remedies Cumulative; No Waiver; Consents    27
ARTICLE XIX RIGHTS TO CURE    28
SECTION 19.1.    The Lessor Cure Right    28
SECTION 19.2.    The Lessee Cure Right    28
ARTICLE XX EARLY TERMINATION OPTION    28
SECTION 20.1.    Early Termination Option    28
SECTION 20.2.    Required Purchase    29
ARTICLE XXI END OF TERM TRANSFER    29
SECTION 21.1.    Automatic Transfer    29
ARTICLE XXII RETURN OF EQUIPMENT    30
SECTION 22.1.    Return    30
ARTICLE XXIII MISCELLANEOUS    31
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SECTION 23.1.    Binding Effect; Successors and Assigns; Survival    31
SECTION 23.2.    Severability    31
SECTION 23.3.    Notices    31
SECTION 23.4.    Amendment; Complete Agreements    31
SECTION 23.5.    Headings    32
SECTION 23.6.    Original Executed Counterpart    32
SECTION 23.7.    Governing Law    32
SECTION 23.8.    No Joint Venture    32
SECTION 23.9.    No Accord and Satisfaction    32
SECTION 23.10.    Survival    32
SECTION 23.11.    Transfer of Leased Equipment    32
SECTION 23.12.    Enforcement of Certain Warranties    33
SECTION 23.13.    Security Interest in Funds    34
SECTION 23.14.    Submission to Jurisdiction    34
SECTION 23.15.    Jury Trial    35
SECTION 23.16.    Payments    35

Exhibit A    Form of Lease Supplement
Exhibit B    Form of Bill of Sale
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MASTER LEASE AGREEMENT
ARTICLE ITHIS MASTER LEASE AGREEMENT, dated as of September 10, 2026 (as amended, supplemented, or otherwise modified from time to time, this “Master Lease Agreement”), is between MUFG AMERICAS CAPITAL LEASING & FINANCE, LLC, a Delaware limited liability company, as the Lessor (the “Lessor”), and whose principal offices are located at 555 South Flower Street, 22nd Floor, Los Angeles, California 90071, and DIGITALOCEAN, LLC, a Delaware limited liability company, as the Lessee (the “Lessee”), and whose principal offices are located at 105 Edgeview Drive, Suite 425, Broomfield, CO 80021.
WITNESSETH:
ARTICLE IIWHEREAS, the parties hereto desire to enter into the Overall Transaction for the purpose of leasing the Leased Equipment from the Lessor to the Lessee;
ARTICLE IIIWHEREAS, subject to the terms and conditions set forth in the Operative Documents, on the related Base Term Commencement Date, pursuant to the Transaction Agreement, the Lessor, as purchaser, has acquired or will acquire GPU Equipment Pools from the Seller, as evidenced by a Bill of Sale;
ARTICLE IVWHEREAS, the Lessee and the Lessor desire to enter into this Master Lease Agreement to set forth the terms and conditions under which such parties will lease the Leased Equipment; and
ARTICLE VWHEREAS, pursuant to this Master Lease Agreement and each Lease Supplement entered into on the date hereof or in the future by the Lessor and the Lessee, the form of which is attached hereto as Exhibit A, the Lessor will lease the Leased Equipment described in each such Lease Supplement to the Lessee and the Lessee will lease such Leased Equipment from the Lessor.
ARTICLE VINOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.Definitions; Interpretation. For all purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix I to that certain Transaction Agreement dated as of even date herewith (as the same may be amended, modified, restated or supplemented from time to time, the “Transaction Agreement”), among the Lessee, DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), the Lessor, MUFG Bank, Ltd., as the Administrative Agent, MUFG Bank, Ltd. as the Collateral Agent, and the Rent Assignees named on Schedule I thereto from time to time, and the rules of interpretation set forth in Appendix I to the Transaction Agreement shall apply to this Lease provided, however, with respect to Article XVII hereof, certain capitalized terms used therein and not otherwise defined shall have the meanings assigned thereto in the Appendix to Schedules 4.5, 5.2 and 5.3 of the
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Transaction Agreement, Defined Terms attached. In addition, references herein to (i) the Leased Equipment shall be interpreted to mean the Leased Equipment which is leased by the parties pursuant to a Lease Supplement (whether executed simultaneously with this Lease or in the future), and (ii) this Lease shall be interpreted to mean this Master Lease Agreement as incorporated into Lease Supplements executed from time to time.
ARTICLE II
LEASE OF LEASED EQUIPMENT; LEASE TERM
Section 2.1.Acceptance and Lease
ARTICLE III. The agreement of the Lessor to accept delivery of title to the Leased Equipment, as such title is described in Section 3.1 below, and simultaneously lease the Leased Equipment to the Lessee hereunder and the agreement of the Lessee to lease from the Lessor for the Lease Term the Leased Equipment shall be subject to the satisfaction of the conditions set forth in Sections 2.1 and 3.1 of the Transaction Agreement including the execution and delivery by such parties of a Lease Supplement with respect to GPU Equipment Pools consisting of the Leased Equipment described in such Lease Supplement. The execution and delivery by such parties of such Lease Supplement shall be evidence of such acceptance by the parties of the Leased Equipment for the purposes set forth herein. Subject to Articles XII and XVIII hereof, the Lessor will not lease nor otherwise make the Leased Equipment, in whole or in part, available to any Person other than the Lessee and its permitted successors, assigns and sublessees during the Lease Term, and (without derogating in any way from the Lessor’s rights under Articles XVI or XVIII hereof) during the Lease Term the Lessee shall have unimpeded physical control of the Leased Equipment and quiet and peaceful enjoyment of the Leased Equipment, notwithstanding the Lessor’s rights to inspect the Leased Equipment in accordance with Article XVI.
Section 3.1.Lease Term. Unless earlier terminated, the term of this Lease with respect to the Leased Equipment shall consist of a base lease term (the “Lease Term”) commencing immediately upon the execution and delivery of the related Lease Supplement and without further act of the parties hereto, on the Base Term Commencement Date for the Leased Equipment as set forth in the Lease Supplement related thereto (such date, the “Base Term Commencement Date”) and ending on the fourth anniversary of the Closing Date (such final date of the Lease Term, herein the “Return Date”).
ARTICLE IV
TITLE
Section 4.1.Title
ARTICLE V. The Lessor warrants that, on the related Base Term Commencement Date, the Lessor shall have received whatever title to the related Leased Equipment that was conveyed to it by the Lessee pursuant to the Purchase and Sale Agreement and related Bill of Sale. The Lessor covenants that it will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien, and shall promptly, at its own expense, take such action as may be necessary duly to discharge any Lessor Lien if the same shall arise at any time in accordance with Section 6.2(a) of the Transaction Agreement.

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ARTICLE VI
RENT
Section 6.1.Basic Rent. During the Lease Term, the Lessee shall pay to the Lessor the Basic Rent in arrears, without duplication, on (i) each Payment Date, (ii) the Return Date, and (iii) any date on which this Lease terminates, whether on a Lease Expiration Date or upon demand following an Event of Default pursuant to Article XVIII.
Section 6.2.Supplemental Rent. The Lessee shall pay to the Lessor, or to whomever shall be entitled thereto as expressly provided herein or in any other Operative Document (and the Lessor hereby directs the Lessee, on behalf of the Lessor, to so pay any such other Person), any and all Supplemental Rent promptly as the same shall become due and payable.
Section 6.3.Method and Amount of Payment. Basic Rent and Supplemental Rent shall be paid by wire transfer by the Lessee to the Administrative Agent (in accordance with Section 2.7 of the Transaction Agreement) (or, in the case of Supplemental Rent not otherwise applied in accordance with Sections 10.2 or 10.3 of the Transaction Agreement, to such Person as may be entitled thereto) at such place as the Administrative Agent (or such other Person) shall specify in writing to the Lessee pursuant to Schedule II to the Transaction Agreement (or such other account in the United States as Administrative Agent or such other Person directs by notice to the Lessee at least ten (10) Business Days prior to the due date). Each payment of Rent shall be made by the Lessee prior to 1:00 p.m. New York time (and any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon) at the place of payment in funds consisting of Dollars which (in the case of any amount payable to the Administrative Agent, any Participant or any other Indemnitee) shall be immediately available on the scheduled date when such payment shall be due unless the scheduled date shall not be a Business Day, in which case such payment shall be due and made on the next succeeding Business Day.
Section 6.4.Late Payment. During the continuance of an Event of Default, if any Basic Rent shall not be paid when due, the Lessee shall pay to the Lessor, or if any Supplemental Rent payable to or on behalf or for the account of the Administrative Agent, any Participant or other Indemnitee is not paid when due, the Lessee shall pay to whomever shall be entitled thereto, in each case as Supplemental Rent, interest at the Overdue Rate (to the maximum extent permitted by law) on such overdue amount from and including the later of (i) the due date of such payment and (ii) the date on which such Event of Default first occurs to, but excluding the Business Day of payment thereof.
Section 6.5.No Set-off, Counterclaim, Etc. To the extent permitted by Applicable Law, the Lessee’s obligation to pay all Rent payable hereunder shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor or any other Person for any reason whatsoever, (ii) any defect in the title, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, Leased Equipment, or any interruption of, or cessation in, or prohibition, limitation or restriction of, the use or possession thereof by the Lessee (or any Permitted Sublessee) for any reason whatsoever including, without limitation, any such interruption, cessation, prohibition, limitation or restriction resulting from the act of any government authority, (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against the Lessee (or any Permitted Sublessee) or any other Person, or (iv) any breach, default or misrepresentation by the Lessor or any other Person under this Lease or any other Operative Document, or (v) any other circumstance, happening, or event, whether or not unforeseen or similar to any of the foregoing. Nothing contained in this Section 4.5 shall be construed to waive any claim which the Lessee may have hereunder or under any other Operative Document (including, without limitation, claims that Rent payments demanded from or paid by the Lessee are or were erroneous) or otherwise or to limit the right of the Lessee to make any claim it may have against the Lessor or

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any other Person or to pursue any such claim in such manner (other than pursuant to set-off) as the Lessee shall deem appropriate.
Section 6.6.Pari Passu
ARTICLE VIIThe Lessee must ensure that its payment obligations under the Leases at all times rank at least pari passu with all its other present and future unsecured payment obligations, except as may be limited by bankruptcy, insolvency, liquidation, judicial or out-of-court reorganization proceedings or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.
ARTICLE VIII
NET LEASE
ARTICLE IXThis Lease shall constitute a net lease and, notwithstanding any other provision of this Lease and the other Operative Documents and the Lessee’s obligation to pay Rent in accordance with the terms of the Operative Documents is absolute and unconditional. The payment and performance obligations and liabilities of the Lessee hereunder shall, to the fullest extent permitted by Applicable Laws, in no way be released, discharged or otherwise affected for any reason (other than the indefeasible payment or performance in full of such liability or obligation) including the circumstances set forth in Section 4.5. Except as specifically set forth in Articles XIII, XVIII or XX of this Lease, this Lease shall be noncancellable by the Lessee for any reason whatsoever and the Lessee, to the fullest extent permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease, or to any diminution, abatement or reduction of Rent payable by the Lessee hereunder. Subject to the terms and conditions herein, the Lessee assumes the sole responsibility for the condition, use, operation, maintenance, and management of the Leased Equipment. Without affecting the Lessee’s obligation to pay Basic Rent, the Lease Balance and all other amounts due and payable under the Operative Documents or to perform its obligations under the Operative Documents, the Lessee may enforce the Operative Documents in accordance with their terms, and, notwithstanding any other provision of the Operative Documents (but subject to Section 9.11 of the Transaction Agreement), seek damages of any kind or any other remedy at law or equity against the Lessor for such willful misconduct or gross negligence or negligence in the handling of funds or for a breach by the Lessor of its obligations under this Lease or the other Operative Documents.
ARTICLE X

CONDITION OF LEASED EQUIPMENT
Section 10.1.Waivers. LESSOR LEASES AND LESSEE TAKES THE LEASED EQUIPMENT AND EACH ITEM OF LEASED EQUIPMENT “AS-IS,” “WHERE-IS”. LESSOR DOES NOT HAVE, HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE, AND HEREBY EXPRESSLY DISCLAIMS AND WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY OF THE MATERIAL, WORKMANSHIP, VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR USE OR FOR A PARTICULAR PURPOSE OF THE LEASED EQUIPMENT OR EACH ITEM OF LEASED EQUIPMENT, AS TO THE ABSENCE OF

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LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED EQUIPMENT OR EACH ITEM OF LEASED EQUIPMENT, except that (x) nothing set forth in this sentence shall (1) derogate from the representations and warranties made by the Lessor in or pursuant to any Operative Document or (2) be construed as a waiver by the Lessee of any warranty or other claim against any manufacturer (including, without limitation, any Manufacturer), supplier, dealer, contractor, subcontractor or other Person, and (y):
(i)the Lessor warrants that, on the related Base Term Commencement Date, it shall have received whatever title to the Leased Equipment was conveyed to it by the applicable Seller and covenants that it will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien, and shall promptly, at its own expense, take such action as may be necessary duly to discharge any such Lessor Lien if the same shall arise at any time, and it will cause restitution to be made to the Lessee in the amount of any diminution of the value of the Leased Equipment as a result of its failure to discharge or cause to be discharged all Lessor Liens attributable to it pursuant to this clause (i); and
(ii)the Lessor agrees that, so long as no Event of Default shall have occurred and be continuing, the Lessee and, if a Sublease is then in effect, any Permitted Sublessee shall have the benefit of and shall be entitled to enforce, either in its own name or in the name of the Lessor (or, in the case of such Permitted Sublessee, in the name of the Lessee) for the use and benefit of the Lessee or such Permitted Sublessee, as the case may be, any and all warranties of any Person (whether express or implied) in respect of the Leased Equipment or any item thereof, and the Lessor agrees to execute and deliver such further documents and take such further action, as may be reasonably requested by the Lessee and at the Lessee’s cost and expense, as may be necessary to enable the Lessee or such Permitted Sublessee to obtain such warranty service or the benefits of any such warranty as may be furnished for the Leased Equipment or any item thereof by such Person. The Lessee shall maintain and keep in full force and effect all warranties for the GPU Servers, except to the extent such warranties expire or terminate in accordance with their terms. The Lessor hereby appoints and constitutes the Lessee and, if a Sublease is then in effect, also any Permitted Sublessee, except at such times as an Event of Default shall have occurred and be continuing, its agent and attorney-in-fact during the Lease Term to assert and enforce, from time to time, in the name and for the account of the Lessor and the Lessee (and such Permitted Sublessee), as their interests may appear, but in all cases at the cost and expense of the Lessee, whatever non-frivolous claims and rights the Lessor (and, in the case of such Permitted Sublessee, also whatever non-frivolous claims and rights the Lessee) may have against such Person provided, however, that such appointment or appointments are revocable by the Lessor in its sole discretion upon the occurrence and during the continuance of an Event of Default and are void and automatically revoked without further action upon an Event of Default described in paragraphs (g) or (h) of Article XVII hereof or upon any similar circumstance with respect to any such Permitted Sublessee.
ARTICLE XI
LIENS
Section 11.1.Liens. During the Lease Term, the Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien, except as provided herein, on or with respect to the Leased Equipment or any item thereof, title thereto or any interest therein or this Lease, except (i) the respective rights and interests created by or pursuant to or resulting from the Operative Documents, the respective rights of the Lessor and the Lessee as herein provided and

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the respective rights and interests of the other parties to the Operative Documents, (ii) the Lessor Liens, (iii) Liens approved in writing by the Lessor (at the direction of the Required Rent Assignees), (iv) Liens for Taxes, (x) which are not delinquent for a period of more than thirty (30) days and, with respect to which, no action or proceeding has been commenced to enforce such Lien, or (y) which are being contested pursuant to a Permitted Contest, and (v) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and (other than a Lien imposed under Section 430(k) of the Code or Section 303(k) of ERISA) (x) which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled or bonded (or, if, filed have been discharged or stayed) and no action or proceeding has been commenced to enforce such Lien or (y) which are being contested pursuant to a Permitted Contest. Liens described in clauses (i) through (v) above are referred to as “Permitted Liens”.
ARTICLE XII
POSSESSION
Section 12.1.Possession. Without the prior written consent of the Lessor and the Rent Assignees, the Lessee shall not sublease or otherwise in any manner deliver, transfer or relinquish possession of the Leased Equipment, such consents not to be unreasonably withheld or delayed at any time, it being agreed that it would be reasonable to withhold such consents if, among other things, (i) any such sublease would subject any Participant or Agent to a violation of Applicable Laws then applicable to such Persons including, without limitation, those promulgated by OFAC, (ii) an Event of Default shall have occurred and be continuing or, after giving effect to such sublease, would exist, (iii) the Person subleasing or otherwise obtaining such possession shall then be subject to any events or circumstances described in paragraphs (g) or (h) of Article XVII hereof, (iv) the Leased Equipment would not be used and operated in place at the same Site, subject to the terms and conditions hereof, or (v) any such sublease (a) extends beyond the Maturity Date, (b) discharges or diminishes any of the Lessee’s obligations to the Lessor or to any other Person under any other Operative Document, (c) is not expressly subject and subordinate to the related Lease, (d) the Lessee does not remain primarily liable for all obligations under such Lease, (e) does not expressly provide for the surrender of the related Leased Equipment subleased by the applicable sublessee at the election of the Lessor after the occurrence and during the continuation of an Event of Default, (f) does not provide that such provisions may be directly enforced by the Lessor or the Administrative Agent, or does not provide that such sublessee expressly agrees to comply with the use restrictions set forth in Article IX hereof; provided, however, that the Lessee may, without the prior written consent of the Lessor sublease all or any portion of a GPU Equipment Pool to any Affiliate, provided that such sublease and such Affiliate shall not give rise to events or circumstances described in the foregoing clauses (i) through (v) inclusive, mutatis mutandis. The Lessee shall give the Lessor and the Administrative Agent prompt written notice of any such sublease which notice shall include copies of each such sublease.
ARTICLE XIIIThe Lessee agrees to reimburse the Lessor for all of its reasonable out-of-pocket fees and expenses, including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel, incurred by the Lessor in connection with any such sublease.
ARTICLE XIV
OPERATION AND USE; MAINTENANCE
Section 14.1.Operation and Use
ARTICLE XV. The Lessee agrees that it will not (and will not permit any Permitted Sublessee to) use or operate the Leased Equipment for any purpose or in any manner that would

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diminish in any material respect the value, utility, useful life or functional capability thereof (ordinary wear and tear excepted) or in violation of any Applicable Law including, without limitation, those promulgated by OFAC, except to the extent the Lessee (or, if a Sublease is then in effect, any Permitted Sublessee) is contesting in good faith the validity or application of any such Applicable Law in any manner that does not involve any risk of criminal liability or material risk of civil penalty against any Participant, or any material risk of sale, forfeiture or loss of such Leased Equipment or the interest of the Lessor therein; provided that ordinary-course changes in workload allocation, software configuration, AI/ML training intensity and data-center operations shall not constitute a breach of this Section 9.1 so long as such use is consistent with the applicable Leased Equipment’s design specifications and the manufacturer recommendations applicable thereto and consistent with the Lessee’s use and operation of similar equipment owned or leased by the Lessee, taking into account ordinary-course differences in end users and purposes. In the event that any such Applicable Law requires alteration of any item of Leased Equipment, the Lessee will conform thereto or obtain conformance therewith at no expense to the Lessor subject to the contest rights contained in the first sentence of this Section 9.1. The Lessee shall use the Leased Equipment in compliance with all of the Operative Documents. The Lessee shall pay, or cause to be paid, all charges and costs required in connection with the use of the Leased Equipment in accordance with this Lease and the Transaction Agreement. The Lessee shall not commit or permit any physical waste of the Leased Equipment or any part thereof.
Section 15.1.Maintenance; Compliance with Law
ARTICLE XVI. The Lessee shall (a) maintain, service and repair the Leased Equipment (or cause the same to be done) so as to keep the Leased Equipment in good operating condition, ordinary wear and tear excepted; (b) maintain the Leased Equipment in accordance with all Applicable Laws (including all Data Protection Laws) in all material respects, whether or not such maintenance requires upgrades, updates, replacements or other maintenance; (c) comply in all material respects with the Insurance Requirements which are in effect at any time with respect to the Leased Equipment or any item of Leased Equipment; (d) use the Leased Equipment only in accordance with Section 9.1; (e) make all necessary or appropriate repairs, replacements and renewals of the Leased Equipment or item of Leased Equipment which may be required to keep the Leased Equipment in the condition required by this Section 9.2, whether foreseen or unforeseen, ordinary or extraordinary; and (f) procure, maintain and comply in all material respects with all Governmental Actions required for the use, maintenance, operation and construction of the Leased Equipment. In addition, the Lessee shall (i) comply, and make commercially reasonable efforts to cause its directors, officers, employees and agents (in their respective capacities as such) to comply, with all Data Protection Laws applicable to its business and operations, (ii) maintain written policies and procedures by or on behalf of the Lessee that are reasonably designed to promote and achieve compliance by, the Lessee and its directors, officers, employees and agents (in their respective capacities as such), with Data Protection Laws applicable to its business and operations, and (iii) perform any investigation or remedial action to the extent required by Governmental Authorities under Data Protection Laws, in each case, except to the extent a non-compliance would not reasonably be expected to have a Material Adverse Effect. The Lessee waives any right that it may now have or hereafter acquire to (x)

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require the Lessor to maintain, repair, replace, alter, remove or rebuild all or any part of the Leased Equipment or (y) make repairs at the expense of the Lessor pursuant to any Applicable Laws or other agreements.
Section 16.1.Export Controls. The Lessee shall, and shall cause its Subsidiaries to, and contractually require its Permitted Sublessees to, comply with all Applicable Export Control Laws in all material respects, in each case, in connection with the Leased Equipment and the Services.
ARTICLE XVIIThe Lessee shall maintain, and shall contractually require each Permitted Sublessee to maintain, a customer-screening program reasonably designed to identify and screen each customer of the Services operated on the Leased Equipment against the Specially Designated Nationals and Blocked Persons List and Consolidated Sanctions List, in each case, maintained by OFAC, and any customer-identification/KYC requirements applicable to the Lessee (including, if and as applicable, under Executive Order 13984 and any successor rule). The Lessee shall not knowingly provide and shall take commercially reasonable steps to prevent access to the Leased Equipment or the Services to any national, instrumentality, or entity of a comprehensively sanctioned country or any customer for whom access to the Leased Equipment or the Services is prohibited pursuant to applicable Sanctions Laws and Regulations or Applicable Export Control Laws, except as authorized under Applicable Law.
ARTICLE XVIII
LOCATION
Section 18.1.Location. The Lessee shall procure that the Leased Equipment leased under each Lease Supplement shall remain at all times at the Site set forth therein with respect to such Leased Equipment. The Lessee shall be responsible for all aspects of the safety of the Leased Equipment leased to it under the Leases at such Sites and shall maintain the Leased Equipment in such a way that the same shall not constitute a danger to persons or things. The Lessee will not allow the name of any Person to be placed on the Leased Equipment as a designation that might be interpreted as a claim of title or ownership; provided that nothing in this Section 10.1 shall prohibit the Lessee (or any Permitted Sublessee) from placing appropriate markings on such Leased Equipment. Notwithstanding the foregoing, except upon the occurrence and continuance of an Event of Default, the Lessee may relocate any item or items of Leased Equipment to any other Site satisfying the requirements of Section 3.1(r) of the Transaction Agreement, upon twenty (20) days’ prior written notice to the Lessor and the Administrative Agent, subject to delivery of an updated Lease Supplement or amendment to the applicable Lease Supplement reflecting the relocation of such item or items to the new Site.
Section 18.2.Site Leases; Termination of a Site Lease. All Leased Equipment will be installed and located at Sites. Each Lease Supplement shall set forth in detail the location within each Site of each item of Leased Equipment comprising the GPU Equipment Pool described therein. Each Site shall be subject to a Site Lease evidencing sufficient rights for the Lessee to install, use and operate each such item of Leased Equipment at such location designated therefor on the related Lease Supplement. In the event of a termination of a Site Lease where the Lessee does not relocate the affected Leased Equipment to an alternative Site within sixty (60) days of such termination (a “Site Lease Termination Event”), the Lessee will be required to pay to the Administrative Agent on behalf of the Lessor, within ten (10) days of such termination an amount equal to the Termination Amount with respect to all Leased Equipment located at such Site. Upon receipt by the Administrative Agent from the Lessee of the Termination Amount due to a Site Lease Termination Event, (x) the applicable Lease related to such Site shall be terminated as to the Leased Equipment at such Site and the obligations of the Lessee with respect to such Leased Equipment shall terminate as of the date of such payment (other than those which

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are expressly set forth to survive), (y) the Basic Rent for such Lease with respect to such Leased Equipment shall cease, and (z) title to such Leased Equipment shall be conveyed to the Lessee or its designee.
Section 18.3.No Exportation. The Lessee shall not, and shall not knowingly authorize any Permitted Sublessee to, remove, ship, export or reexport any Leased Equipment in violation of Applicable Export Control Laws.
ARTICLE XIX
INSURANCE
Section 19.1.Commercial General Liability Insurance. The Lessee shall maintain commercial general liability insurance, including coverages for contractual liability, against personal injury, bodily injury, including death, and third-party property damage occurring with respect to the Leased Equipment, written on an occurrence basis, including against the Lessor, in an amount at least equal to $1,000,000 per occurrence with $25,000,000 annual aggregate Umbrella Liability excess coverage during the Lease Term. Such coverage shall cover at least the following: (x) premises and operations; (y) independent contractors; and (z) contractual liability covering, to the maximum extent permitted by law, the Lessee’s obligation to indemnify the Indemnitees as required under the Operative Documents. Any policies of insurance carried in accordance with this Section 11.1 and any policies taken out in substitution or replacement for any of such policies shall: (1) name each Agent and each Participants, as their respective Interests (defined below in this Section 11.1) may appear, as additional insureds (the “Additional Insureds”), (2) subject to the conditions of clause (3) below, provide that, in respect of the interest of each Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any other insured (other than such Additional Insured) and shall insure each Additional Insured’s Interests as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other insured (other than such Additional Insured), (3) provide that if such insurance is canceled for any reason, or if any change is made in the insurance that materially reduces the amount of insurance, or if such insurance is canceled for nonpayment of premium, such cancellation or change shall not be effective as to any Additional Insured for thirty (30) days after issuance to such Additional Insured of written notice from or on behalf of such insurers of such cancellation or change, (4) provide that the Additional Insureds shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance, (5) provide that the insurers shall waive any rights of (x) set-off, counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insureds to the extent of any moneys due to the Additional Insureds and (y) subrogation against the Additional Insureds to the extent that the Lessee has waived its rights by its agreements to indemnify the Additional Insureds pursuant to the Operative Documents, (6) be primary without right of contribution from any other insurance carried by any Additional Insured with respect to its Interests as such in the Leased Equipment, and (7) expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. “Interests” as used in this Section 11.1 and in Sections 11.2 and 11.3 with respect to any Person means the interests of such Person in the transactions contemplated by the Operative Documents. The Lessee shall have the right to maintain self-insured retentions and/or deductibles with respect to the foregoing insurance in such amounts and on such terms as are, from time to time, consistent with prudent business practice for companies engaged in similar businesses and owning similar assets and are customarily maintained by the Lessee with respect to similar assets of the Lessee in the United States.
Section 19.2.Property Insurance. The Lessee shall maintain property insurance against loss or damage covering all risks of loss or damage to the Leased Equipment from any cause whatsoever including, without limitation, property damage, liability, fire, theft, vandalism, malicious mischief, flood (if the respective Site is located in a high-risk flood zone), earth movement (including but not limited to earthquake and landslide and other hazards covered by a standard commercial property insurance policy providing “special” form coverage or equivalent

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all-risk policy; provided that such insurance shall be maintained with regard to each GPU Equipment Pool from and after the Base Term Commencement Date with respect thereto for an amount not less than the Insured Value for the respective GPU Equipment Pools, which insured amount must be declared by the Lessee and approved by the Lessor. Any policies carried in accordance with this Section 11.2 and any policies taken out in substitution or replacement for any such policies shall: (1) provide that any insurance proceeds up to an amount equal to the Insured Value for such GPU Equipment Pool payable for any loss or damage constituting an Event of Loss with respect to such GPU Equipment Pool and any insurance proceeds in excess of the Insurance Threshold up to an amount equal to the Insured Value for such GPU Equipment Pool for any loss or damage thereto not constituting an Event of Loss with respect thereto, shall be paid to the Collateral Agent as sole loss payee (the “Loss Payee”) and that all other amounts shall be paid to the Lessee or its designee, unless an Event of Default exists, in which case all insurance proceeds for any loss or damage to such GPU Equipment Pool up to an amount equal to the Insured Value for such GPU Equipment Pool shall be payable to the Administrative Agent, (2) subject to the conditions of clause (3) below (other than the exception set forth therein), provide that, in respect of the interest of the Loss Payee and each Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any other insured (other than such Loss Payee and/or Additional Insured) and shall insure the Loss Payee and each Additional Insured’s Interests as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any other insured (other than such Loss Payee and/or Additional Insured), (3) provide that except to the extent not provided for by the Lessee’s all-risk insurance provider, if such insurance is canceled for any reason, or if any change is made in the insurance that materially reduces the coverage (not including the amount) in effect on the Base Term Commencement Date to the Lessor, or if such insurance is canceled for nonpayment of premium, such cancellation or change shall not be effective as to the Loss Payee or Additional Insured for thirty (30) days (or ten (10) days for non-payment) after issuance to the Loss Payee and Additional Insured of written notice from or on behalf of such insurers of such cancellation or change, (4) provide that neither the Loss Payee nor the Additional Insureds shall have any obligation or liability for premiums, commissions, assessments or calls in connection with such insurance, and (5) provide that the insurers shall waive rights of (x) set-off, counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Loss Payee and/or Additional Insured to the extent of any moneys due to such Persons and (y) subrogation against the Additional Insureds to the extent the Lessee has waived its rights by its agreement to indemnify the Additional Insureds pursuant to the Operative Documents. To the extent that the Lessee’s all-risk insurance provider does not provide for provision of direct notice to the Loss Payee and Additional Insured of cancellation or change in the insurance required hereunder, the Lessee hereby agrees that upon receipt of notice of any thereof from such insurance provider it shall give such Persons immediate notice of each cancellation or change to such insurance. The Lessee shall have the right to maintain self-insured retentions and/or deductibles with respect to the foregoing insurance in such amounts and on such terms as are, from time to time, consistent with prudent business practice for companies engaged in similar businesses and owning similar assets and are customarily maintained by the Lessee with respect to similar assets of the Lessee in the United States.
Section 19.3.Other Insurance.
(a)Cyber and Privacy Insurance. The Lessee shall maintain cyber and privacy insurance covering all operations and work of the Lessee with limits of not less than $25,000,000 each claim.
(b)Crime (Fidelity) Insurance. The Lessee shall maintain crime (fidelity) insurance covering all employees, temporary workers or independent contractors of the Lessee with limits not less than $5,000,000 each occurrence, including third party / client coverage.

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ARTICLE XXAny policies of insurance carried in accordance with Section 11.3(a) and (b) and any policies taken out in substitution or replacement for any of such policies shall name the Additional Insureds as an additional insured with respect to such coverage and shall otherwise comply with clauses (1) – (7) of Section 11.1 hereof.
Section 20.1.Insurance Requirements. Insurance provided pursuant to this Article XI shall be written by reputable insurance companies that are financially sound and solvent with a rating of at least “A-/VII” by A.M. Best’s or a claims paying rating of “A-” by S&P or by other insurers approved in writing by the Participants. Each policy referred to in this Article XI shall provide that: (i) it will not be canceled, materially modified or its limits reduced, or allowed to lapse without renewal, except after not less than thirty (30) days’ prior written notice to the Administrative Agent and the Lessor and not less than ten (10) days’ prior written notice to the Administrative Agent and the Lessor for the non-payment of premium; (ii) the interests of the Administrative Agent, the Collateral Agent, the Lessor and any other Participant shall not be invalidated by any act or negligence of or breach of warranty or representation by the Lessee or any Person having an interest in the Leased Equipment; (iii) such insurance is primary and non-contributory with respect to any other insurance carried by or available to the Administrative Agent, the Collateral Agent, the Lessor or any other Participant; (iv) the insurer shall waive customary rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against any additional insured or loss payee; (v) with respect to Sections 11.1 and 11.2, such policy shall contain a severability clause providing for coverage of the Additional Insureds as if a separate policy had been issued to each of them; (vi) such policy, to the extent of the insurance policies provided by the Lessee pursuant to Section 11.1 or Section 11.3, shall be written on an occurrence basis and shall be in effect for the Lease Term; and (vii) the insurer shall waive all claims for premiums against the Administrative Agent, the Collateral Agent, the Lessor and any other Participant. Any insurance policy required hereunder (other than any flood hazard insurance policy, “excess flood” insurance policy, or similar policy) may be in the form of a blanket insurance policy, provided that such policy shall provide the same protection as would a separate policy insuring only the Leased Equipment in compliance with the provisions of this Article XI provided, however, any blanket insurance policy that does not specifically allocate to the Leased Equipment the amount of coverage from time to time required hereunder shall be subject to the Lessor’s reasonable approval after taking into account, among other things, the amount, location, number, type and size of properties covered by such blanket insurance policy.
Section 20.2.Application of Insurance Payments. All losses will be adjusted by the Lessee with the insurers. As between the Lessor and the Lessee it is agreed that all insurance payments received under policies required to be maintained by the Lessee hereunder, exclusive of any payments received in excess of the respective Insured Value from such policies, as the result of the occurrence of an Event of Loss with respect to Leased Equipment will be applied as follows:
(i)if such payments are received with respect to such Leased Equipment that has been or is being replaced by the Lessee pursuant to Section 13.1, such payments shall be paid over to, or retained by, the Administrative Agent and, upon completion of such replacement, shall be paid over to, or retained by, the Lessee; and
(ii)if such payments are received with respect to such Leased Equipment that has not been or will not be replaced as contemplated by Section 13.1, after reimbursement of the Administrative Agent for its actual and reasonable out-of-pocket costs and expenses, so much of such payments remaining as do not exceed the amounts required to be paid by the Lessee pursuant to Section 13.1 shall be applied in accordance with Section 10.2 of the Transaction Agreement.

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ARTICLE XXIIn all events, the payment of any property damage or loss received under policies maintained by the Lessee in excess of the respective Insured Value on the date of such payment shall be paid to the Lessee.
ARTICLE XXIIThe payment of any property damage or loss received under policies maintained by the Lessee for any loss or damage to Leased Equipment not constituting an Event of Loss with respect thereto shall be applied in payment (or to reimburse the Lessee) for repairs or for replacement property in accordance with the terms of Sections 9.2 and 14.1, and any balance remaining after compliance with such Sections with respect to such loss or damage shall be paid to the Lessee. Any amount referred to in the preceding sentence or in clause (i), or (ii) of the first paragraph of this Section 11.5 that is payable to the Lessee shall not be paid to the Lessee (or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee) if at the time of such payment or retention an Event of Default has occurred and is continuing, but shall be paid to and held by the Administrative Agent as security for the obligations of the Lessee under this Lease and the other Operative Documents and shall be invested pursuant to Section 23.13 unless and until such amount is applied to the Lessee’s obligations under this Lease and the other Operative Documents as and when due. At such time as there shall be no Event of Default continuing, such amount shall be paid to the Lessee to the extent not previously applied in accordance with this Section 11.5.
Section 22.1.Delivery of Insurance Certificates; Lapses.
(a)Throughout the Lease Term, at the time each of the Lessee’s insurance policies is renewed (but in no event more frequently than once every twelve (12) months) or upon written request by the Lessor or the Administrative Agent during the continuance of an Event of Default, the Lessee shall deliver to the Administrative Agent, the Collateral Agent, the Lessor and each other Participant certificates of insurance evidencing that all insurance required by Sections 11.1, 11.2 and 11.3 to be maintained by the Lessee with respect to the Leased Equipment is in effect.
(b)No provision of Article XI or any other Operative Document shall impose on the Administrative Agent, the Collateral Agent, the Lessor or any other Participant any obligation to verify the existence or adequacy of the insurance coverage to be maintained pursuant to Article XI, nor shall any such Person be responsible for any representations or warranties made by or on behalf of the Lessee to any insurance company or underwriter. Any failure on the part of the Lessor to obtain the evidence of insurance required by Article XI from the Lessee and/or failure of such to identify any noncompliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in Article XI.
(c)In the event that the Lessee shall fail to maintain or to cause to be maintained insurance as herein provided, the Lessor or the Administrative Agent may at its option obtain such insurance, provided that it gives the Lessee at least five (5) days’ prior written notice before procuring such insurance and provided, further, that any such insurance costs charged to the Lessee shall be commercially reasonable, and, in such event, the Lessee shall, upon demand, reimburse the Lessor and/or the Administrative Agent, as Supplemental Rent, for the commercially reasonable cost to the Lessor and/or the Administrative Agent of such insurance, together with interest thereon at the Overdue Rate, if an Event of Default is continuing, for the period commencing with the date such cost was paid to the date of reimbursement; provided, however, that no exercise by the Lessor or the Administrative Agent of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance (beyond any applicable grace period) shall constitute an Event of Default.

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ARTICLE XXIII
ASSIGNMENT
Section 23.1.Assignment. The Lessee will not, without the prior written consent of the Lessor and the Rent Assignees, sell, assign, pledge or otherwise transfer in whole or in part any of its rights or obligations hereunder. Except as otherwise provided elsewhere herein and/or in the other Operative Documents, the Lessor agrees that it will not, without the prior written consent of the Lessee, sell, assign, pledge or otherwise transfer any of its right, title and interest in and to this Lease, any other Operative Documents, the Transaction Agreement, the Leased Equipment to any Person other than the Lessee or its designee in accordance with this Lease. Subject to the foregoing, the terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and permitted assigns. Notwithstanding the foregoing, the Lessee may assign, in whole but not in part, its right, title and interest in, to and under a Lease to any Affiliate of the Lessee without the prior written consent of the Lessor and the Administrative Agent, provided that (i) no such assignment would subject any Participant or Agent to a violation of Applicable Laws then applicable to such Persons including, without limitation, those promulgated by OFAC, (ii) no Event of Default shall have occurred and be continuing or, after giving effect to such assignment, would exist, (iii) the assignee shall not then be subject to any events or circumstances described in paragraphs (g) or (h) of Article XVII hereof, (iv) the parties enter into an assignment agreement as to all of the Lessee’s obligations under the Operative Documents and related amendments thereto as they relate to such Lease, each in form and substance reasonably satisfactory to the Lessor, (v) prior to such assignment, (a) the Lessee shall issue an irrevocable and unconditional guaranty of the obligations of such assignee thereunder, in form and substance reasonably satisfactory to the Lessor and the Rent Assignees, and (b) each Guarantor shall issue a reaffirmation of its Guarantee, in form and substance reasonably satisfactory to the Lessor and the Rent Assignees, (vi) all filings of or in respect of any such assignment necessary to protect the rights of the Lessor in the Leased Equipment and the other Operative Documents are made in a timely fashion, (vii) the Participants shall have received certificates and opinions of counsel with respect to the foregoing and such other matters as the Participants may reasonably request, in form and substance substantially similar to the legal opinions delivered under Section 2.1 of the Transaction Agreement to the extent the scope thereof is similar to the foregoing matters, (viii) such assignment will not result in the imposition of any unindemnified Taxes, and (ix) the Lessee shall provide to the Lessor and Administrative Agent not less than twenty (20) days’ prior written notice of such assignment, such notice to identify the assignee.
ARTICLE XXIV
LOSS, DESTRUCTION, REQUISITION
Section 24.1.Event of Loss with Respect to Leased Equipment
ARTICLE XXV.(a) Upon the determination that an Event of Loss has occurred with respect to Leased Equipment, the Lessee shall as soon as practicable notify the Lessor of such Event of Loss, and, within (x) for any Material Item of Leased Equipment, thirty (30) days after such determination or (y) for any other Leased Equipment, sixty (60) days after such determination, the Lessee shall give the Lessor written notice of its election to perform one of the following options (it being agreed that if the Lessee has not given such notice of election within such period, the Lessee shall be deemed to have elected to perform the option set forth in the following clause (ii)). The Lessee may elect either:
(i)so long as no Default under paragraph (a) of Article XVII of the Lease or any Event of Default has occurred and is continuing, to substitute, on or before the Loss Payment Date (as defined below), as replacement for such Leased Equipment with

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respect to which an Event of Loss has occurred, Replacement Equipment free and clear of all Liens (except Permitted Liens) which Replacement Equipment shall be located at the same Site as the affected item or items of Leased Equipment under the same Site Lease or at such other Site which is subject to a Site Lease as shall be acceptable to the Lessor (it being understood that, upon consummation of such replacement, any all-risk insurance proceeds held by the Administrative Agent in regard thereto shall be paid over by the Administrative Agent to the Lessee against costs actually incurred by the Lessee and the Lessee shall be entitled to any excess insurance proceeds); provided that, if the Lessee has not so replaced such affected item or items of Leased Equipment on or prior to the Loss Payment Date, then the Lessee shall on the Loss Payment Date prepay its payment obligations under this Lease as to such Leased Equipment in an amount equal to the applicable Termination Amount payable with respect thereto; or
(ii)on the Loss Payment Date, to prepay a portion of the Lease Balance under this Lease as to such Leased Equipment in an amount equal to the applicable Termination Amount payable with respect thereto (such payment a “Casualty/Requisition Payment”);
ARTICLE XXVIThe “Loss Payment Date” with respect to an Event of Loss means the Payment Date next succeeding the date of the written notice of the Lessee’s election of clause (i) or (ii) above. Upon receipt of such payment of Casualty/Requisition Payment, (x) the Lessor will assign to the Lessee all rights to all physical damage insurance and requisition and other proceeds and awards relating to such loss or requisition, (y) the Basic Rent payments and outstanding Lease Balance for such Lease shall be reduced proportionately, and (z) such item or items of affected Leased Equipment shall be transferred to the Lessee (or its designee) pursuant to Section 23.11, whereupon this Lease shall terminate solely as to such item or items of affected Leased Equipment and the obligations of the Lessee with respect thereto shall terminate as of the date of such payment except for such provisions which expressly survive such a termination.
(a)If the Lessee elects to substitute a Replacement Equipment, the Lessee shall, at its sole expense, not later than the Loss Payment Date, (A) transfer to the Lessor legal title to such Replacement Equipment, pursuant to such bill of sale (or other evidence), (B) cause (1) a Lease Supplement, subjecting such Replacement Equipment to the Lien of this Lease, to be delivered to the Lessor for execution (and the Lessor shall promptly execute such Lease Supplement) which Lease Supplement shall contain certifications from the Lessee that, upon such replacement, such Replacement Equipment will be subject to the Lien of this Lease and that no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the Liens on such Replacement Equipment on a first priority (subject to Permitted Liens which, if of record, shall rank behind such first Lien such that this Lease shall rank on a first priority basis), and (2) a UCC financing statement with respect to such Replacement Equipment or other requisite documents or instruments to be filed in such place or places as necessary in order to perfect the Lessor’s interest therein, (C) furnish the Lessor with lien search results or other materials reasonably requested by the Lessor to substantiate the lien status under such Lease Supplement, and (D) furnish the Lessor with evidence of compliance with the insurance provisions of Article XI with respect to such Replacement Equipment.
ARTICLE XXVIIFor all purposes hereof, upon any replacement in compliance with the terms of this Section 13.1, the Replacement Equipment shall become part of the property subject to the Lien of this Lease and the Replacement Equipment shall be deemed “Leased Equipment” as defined herein.

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Section 27.1.Application of Payments for an Event of Loss. Any payment other than insurance proceeds (the application of which is provided for in Section 11.5) received at any time by the Lessor or any Agent or the Lessee from any Governmental Authority or other Person in respect of an Event of Loss to Leased Equipment, will be applied as follows:
(i)if such payments are received with respect to any item of such Leased Equipment that has been or is being replaced by the Lessee pursuant to Section 13.1, such payments shall be paid over to, or retained by, the Lessor and upon completion of such replacement shall be paid over to, or retained by, the Lessee; or
(ii)if such payments are received with respect to any item of such Leased Equipment that has not been and will not be replaced pursuant to Section 13.1, after reimbursement of the Lessor for its actual and reasonable out-of-pocket costs and expenses, such payments remaining shall be applied pursuant to Section 10.2 of the Transaction Agreement.
Section 27.2.Requisition for Use or Hire by a Government of Leased Equipment. In the event of the requisition for use or hire by any Governmental Authority of Leased Equipment that does not constitute an Event of Loss, the Lessee shall promptly notify the Administrative Agent of such requisition, and all of the Lessee’s rights and obligations under this Lease shall continue to the same extent as if such requisition had not occurred. All payments received by the Lessor or any Agent or the Lessee from such Governmental Authority for the use or hire of such Leased Equipment shall be paid over to, or retained by, the Lessee.
Section 27.3.Application of Payments During Existence of an Event of Default. Any amount referred to in this Article XIII that is payable to the Lessee shall not be paid to the Lessee (or, if it has been previously paid directly to the Lessee, shall not be retained by the Lessee) if at the time of such payment or retention an Event of Default has occurred and is continuing, but shall be paid to and held by the Administrative Agent as security for the obligations of the Lessee under this Lease and the other Operative Documents and shall be invested pursuant to Section 23.13 unless and until such amount is applied to the Lessee’s obligations pursuant to Section 10.3 of the Transaction Agreement. At such time as there shall be continuing no Event of Default, such amount shall be paid to the Lessee to the extent not previously applied in accordance with this Section 13.4 or such Section 10.3.
ARTICLE XXVIII
REPLACEMENT OF PARTS
Section 28.1.Replacement of Parts. The Lessee shall, at its own cost and expense, promptly replace or cause to be replaced all Parts incorporated or installed in or attached to the Leased Equipment and that become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use for any reason whatsoever, except as otherwise provided in Section 15.1 or if the Leased Equipment to which a Part relates has suffered an Event of Loss (in which case the Lessee shall comply with Section 13.1 in respect thereof). In addition, the Lessee (or any Permitted Sublessee), at its own cost and expense, may remove in the ordinary course of maintenance, overhaul, service, repair or testing any Parts, in any case whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use; provided that the Lessee (or any Permitted Sublessee), except as otherwise provided in Section 15.1, will, at its own cost and expense, replace such Parts as promptly as practicable. All replacement Parts shall be free and clear of all Liens except for Permitted Liens. Except as otherwise provided in Section 15.1, any Part removed from the Leased Equipment shall remain subject to the Lien of this Lease no matter where located until it is replaced by a part incorporated or installed in or attached to the Leased Equipment that meets the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated or installed in or attached to the Leased Equipment as above provided, without further act, (i) such replacement Part shall thereupon be subject to the Lien of this Lease, (ii) such replacement Part shall become subject to this Lease and be deemed

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part of the Leased Equipment for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Leased Equipment, and (iii) title to the replaced Part shall thereupon, without further act, vest in the Lessee (or, if a Sublease is then in effect, any Permitted Sublessee), free and clear of all rights of the Lessor and the Lien of this Lease and shall no longer be deemed a Part hereunder. Upon request of the Lessee from time to time, and at the Lessee’s cost and expense, the Lessor shall execute and deliver to the Lessee such instrument supplied to it by the Lessee releasing any such released Part from this Lease.
ARTICLE XXIX
ALTERATIONS, MODIFICATIONS AND ADDITIONS
Section 29.1.Alterations, Modifications and Additions. The Lessee (or any Permitted Sublessee) will, at its own cost and expense, make (or cause to be made) such alterations and modifications in and additions to the Leased Equipment as are required from time to time to meet the requirements of Applicable Law and Insurance Requirements; provided that the Lessee (or, if a Sublease is then in effect, any Permitted Sublessee) may, in good faith and by appropriate proceedings, contest the validity or application of any such requirement in any manner that does not involve any material risk of sale, loss or forfeiture of such Leased Equipment or any interest therein, or any material risk of civil liability or risk of any criminal liability on the part of the Lessor. In addition, the Lessee (or any Permitted Sublessee), at its own expense, may from time to time add further parts or accessories and make or cause to be made such alterations and modifications in and additions to the Leased Equipment as the Lessee (or any Permitted Sublessee) deems desirable in its reasonable business judgment including, without limitation, removal (without replacement) of Parts, provided that no such alteration, modification, addition or removal shall materially diminish the value, useful life, utility or functional capability of such Leased Equipment below its value, useful life, utility, utility or functional capability immediately prior to such alteration, modification, addition or removal, assuming that such Leased Equipment was then in the condition required to be maintained by the terms of this Lease, except that the value (but not the utility) of such Leased Equipment may be reduced by the value of any such Parts that are removed that the Lessee (or any Permitted Sublessee) deems obsolete or no longer suitable or appropriate for use on such Leased Equipment. Title to all Parts incorporated or installed in or attached or added to the Leased Equipment as the result of such alteration, modification or addition shall, without further act, vest in the Lessor free and clear of all Liens (except for Permitted Liens). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Lessee (or any Permitted Sublessee) may, at any time, remove any Part from the Leased Equipment if such Part: (i) is in addition to, and not in replacement of or substitution for, (x) any Part originally incorporated or installed in or attached to such Leased Equipment on the respective Base Term Commencement Date, or (y) any Part in replacement of, or substitution for, any such Part, (ii) is not required to be incorporated or installed in or attached or added to such Leased Equipment pursuant to the first sentence of this Section 15.1 and (iii) can be removed from such Leased Equipment without materially diminishing the value or utility required to be maintained by the terms of this Lease that such Leased Equipment would have had at such time had the installation of such Part on such Leased Equipment not occurred. Upon the removal by the Lessee (or any Permitted Sublessee) of any Part as permitted by this Section 15.1, title to such removed Part shall, without further act, vest in the Lessee (or any Permitted Sublessee), free and clear of all rights of the Lessor, and such Part shall no longer be deemed a Part hereunder. The Lessor acknowledges that it has no interest in the Excluded Equipment. Notwithstanding the provisions of this Section 15.1 or any other term or condition of this Lease, the Lessee (or any Permitted Sublessee) may from time to time install on, and remove from, the Leased Equipment that is owned by the Lessee or any Permitted Sublessee (and title to such equipment shall remain vested in the Lessee or such Permitted Sublessee) if (1) such equipment is Excluded Equipment and (2) the Leased Equipment affected by any such removal, if damaged, is repaired, in a workmanlike manner, to a serviceable condition following such a removal, such a repair shall be deemed to be an acceptable repair for purposes of complying with

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this requirement; provided that all costs of installation and removal shall be the responsibility of the Lessee.
ARTICLE XXX
INSPECTION
Section 30.1.Inspections. Subject to the conditions set forth in Section 16.3 below and to the extent not in contravention of the applicable Landlord Waiver and Site Lease, at all reasonable times and upon at least twenty (20) days’ prior written notice to the Lessee and any Permitted Sublessee, the Lessor or the Administrative Agent, on behalf of the Participants, in each case through its authorized representatives designated in writing by the Lessor or the Administrative Agent (the “Inspection Representative”), may inspect the Leased Equipment at the various Sites (any such inspection, an “Inspection”) and may inspect and make copies of the books and records of the Lessee or Permitted Sublessee relating to such Leased Equipment (any such inspection, a “Records Inspection”). In lieu of a Records Inspection, the Lessor, or its Inspection Representatives, may request that the Lessee or Permitted Sublessee provide the Lessor with some or all of such books and records relating to such Leased Equipment that are available and transmissible in electronic form and the Lessee shall provide, or cause Permitted Sublessee to provide, the Lessor with any such documents or, if such documents are not then maintained by the Lessee or Permitted Sublessee in electronic form, such data of a similar type maintained by the Lessee or Permitted Sublessee in electronic form at the time of such request, within thirty (30) days of such request.
Section 30.2.Frequency of Inspections. An Inspection and a Records Inspection will each be permitted no more than one time during any consecutive 12-month period; provided that, during the continuance of an Event of Default, additional Inspections and additional Records Inspections will be permitted during any consecutive 12-month period at the Lessee’s cost.
Section 30.3.Inspection Conditions. Any inspection pursuant to this Article XVI shall be subject to the following conditions: (i) the Lessor, the Inspection Representative, or any other parties undertaking an inspection shall be fully insured at no cost to the Lessee or any Permitted Sublessee with respect to any risks incurred in connection with any such inspection or, at the option of the Lessee, shall provide to the Lessee and any Permitted Sublessee a written release satisfactory to the Lessee with respect to such risks, (ii) any such inspection shall be during the Lessee’s or Permitted Sublessee’s normal business hours and subject to the safety, security and workplace rules applicable at the location where such inspection is conducted and any applicable governmental rules or regulations, (iii) any such inspection of the Leased Equipment shall be permitted under and made in compliance with, both the respective Landlord Waiver and the applicable Site Lease, (iv) no exercise of such inspection right shall interfere with the use, operation or maintenance of such Leased Equipment by, or the business of, the Lessee (or Permitted Sublessee) and the Lessee (or Permitted Sublessee) shall not be required to undertake or incur any additional liabilities in connection therewith; and (v) the Inspection Representative and any other parties undertaking an inspection shall be accompanied by a representative of the Lessee (or Permitted Sublessee) at all times during any such Inspection. Any inspection pursuant to this Article XVI shall be at the sole risk (including, without limitation, any risk of personal injury or death) and expense of the Lessor (other than during the continuance of an Event of Default, which shall be at the Lessee’s cost), the Inspection Representative or any other parties undertaking such inspection. The Lessor shall not have any duty to make any inspection nor shall the Lessor incur any liability or obligation by reason of not making such inspection.
Section 30.4.Confidentiality. All information obtained in connection with any inspection or provision of data pursuant to this Article XVI shall be Information and shall be treated by the Lessor, the Inspection Representative, their respective representatives, and any other parties undertaking an inspection pursuant to this Section in accordance with the provisions of Section 9.18 of the Transaction Agreement.
Section 30.5.Compliance. Notwithstanding anything to the contrary in this Lease, in no event shall the Lessee be required to permit the Lessor, the Inspection Representative or any other party undertaking an inspection pursuant to this Article XVI to inspect (i) any portion of

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the Leased Equipment that the Lessee would be prohibited from showing to such Person pursuant to any Applicable Law, (ii) to disclose to any such Person any information with respect to such Leased Equipment that the Lessee would be prohibited from disclosing to such Person pursuant to any Applicable Law or (iii) any document, information or other matter that constitutes non-financial trade secrets or non-financial proprietary information such as customer specifications which are outside the scope of Section 9.18 of the Transaction Agreement.
ARTICLE XXXI
EVENTS OF DEFAULT
ARTICLE XXXIIThe occurrence of any one or more of the following circumstances, conditions, acts or events (each an “Event of Default”), for any reason whatsoever and whether any such circumstance, condition, act or event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall constitute an Event of Default for so long as, but only for so long as, the same is continuing or has not been waived in writing by the Lessor (at the direction of the Required Rent Assignees):
(a)(i) the Lessee shall fail to make any payment of Basic Rent when due and such failure shall continue for a period of three (3) Business Days, (ii) the Lessee shall fail to make any payment of Supplemental Rent (other than amounts set forth in clauses (iii) and (iv) hereof) when due and such failure shall continue for more than ten (10) Business Days after the receipt by the Lessee of written notice thereof from the Lessor, or (iii) the Lessee shall fail to make payment of Prepaid Rent when due and such failure shall continue for a period of one (1) Business Day, or (iv) the Lessee shall fail to make payment of the entire Purchase Price, Termination Amount, Casualty/Requisition Payment, Lease Balance, Return Date Payment or other amounts due and payable under Article XVIII, Article XX, Article XXI or Article XXII on the date such payments are due hereunder, or any amount due and payable on each Maturity Date or the Lease Expiration Date; or
(b)Holdings or the Lessee fails to perform or observe any term, covenant or agreement contained in any of Section 5.2.3(a) or Section 5.2.4 of Schedule 5.2 to the Transaction Agreement (solely with respect to Holdings or the Lessee) or in Schedule 5.3 to the Transaction Agreement; provided that an Event of Default arising from a failure to comply with Section 5.2.3(a) shall be deemed to be no longer continuing automatically upon and simultaneously with the underlying Default ceasing to be continuing so long as the Lessee has provided notice to the Administrative Agent promptly after a Responsible Officer of Holdings or the Lessee obtains knowledge of such underlying Default; or
(c)the Lessee fails to (i) maintain (or cause to be maintained) insurance for the Leased Equipment in accordance with the provisions of Article XI and such failure continues for two (2) Business Days after the earlier of (1) receipt by the Lessee of written notice thereof from the Lessor or the Administrative Agent or (2) the Lessee’s knowledge of such failure, or (ii) perform or observe any of the terms, covenants, conditions and agreements set forth in (x) Section 12.1 hereof (as to sales, assignments and transfers of the Lessee’s rights and obligations and not as to collateral assignments or pledges for security thereof), or (y) Articles XXI and XXII hereof; or
(d)any Lease Party fails to perform or observe any other covenant or agreement (not specified in paragraphs (a), (b) or (c) above) contained in any Operative Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Lessee of written notice thereof by the Administrative Agent or the Required Rent Assignees; or

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(e)any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Lease Party herein, in any other Operative Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Lessee of written notice thereof by the Administrative Agent or the Required Rent Assignees; or
(f)Holdings or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Obligations hereunder) having an aggregate principal amount exceeding the Judgment Threshold, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (B) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness, including the 2026 Convertible Notes or any Permitted Refinancing Indebtedness in respect thereof, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default; provided, further, that (x) such failure or breach is unremedied and is not waived by the required holders of such Indebtedness and (y) for the avoidance of doubt, any event or condition set forth under this paragraph (f) shall not, until the expiration of any applicable grace period or the delivery of notice by the applicable holder or holders of such Indebtedness, constitute a Default or an Event of Default for purposes of this Master Lease Agreement; or
(g)except with respect to any dissolution or liquidation of a Restricted Subsidiary expressly permitted by Section 5.3.4 of Schedule 5.3 to the Transaction Agreement, Holdings or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or
(h)(i) Holdings or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Lease Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

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(i)There is entered against Holdings or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Judgment Threshold (to the extent not covered by independent third-party insurance or contractual indemnity) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(j)any material provision of any Operative Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 5.3.4 of Schedule 5.3 to the Transaction Agreement) or solely as a result of acts or omissions by the Administrative Agent, the Lessor or the Rent Assignees, if the ability to take such action is within the sole control of the Administrative Agent, the Lessor or such Rent Assignees, as applicable, or the satisfaction in full of all the Obligations (other than contingent indemnification obligations not yet due), ceases to be in full force and effect or ceases to create a valid and perfected lien, with the priority set forth in the applicable Operative Document, on a material portion of the Collateral covered thereby; or any Lease Party contests in writing the validity or enforceability of any material provision of any Operative Document; or any Lease Party denies in writing that it has any or further liability or obligation under any Operative Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not yet due) and termination of the aggregate Commitments of all Rent Assignees), or purports in writing to revoke or rescind any Operative Document; or
(k)any Guarantee, including the Guaranty, provided by Holdings, the Lessee or any other Guarantor that is a Material Subsidiary, or any material provision thereof, ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Lease Party denies or disaffirms in writing any such Guarantor’s material obligations under its Guarantee (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not yet due) and terminations of the Commitments); or
(l)there occurs any Change of Control; or
(m)(i) an ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Lease Party or a Restricted Subsidiary or an ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Lease Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or
(n)with regard to any Lease, an “Event of Default” shall have occurred and be continuing with respect to any Other Lease (provided, that, to the extent such Event of Default with respect to any Other Lease is solely of the nature described in paragraph (d) above and arises solely from (x) the failure of a Property Owner to comply with the terms of the Site Lease or Landlord Waiver to which it is a party or (y) the failure of the applicable Site to satisfy the requirements of Section 3.1(r) of the Transaction Agreement due to an act or omission of the applicable Property Owner, an Event of Default shall occur with regard to such Lease if such Event of Default with respect to the Other Lease continues for thirty (30) days after the occurrence thereof);
(o)provided, however, solely for the purpose of determining whether an Event of Default has occurred under paragraph (g) or (h) above, any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary (other than the Lessee) that is an Immaterial Subsidiary or at such time could, upon designation by the Lessee,

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become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary, in each case, as of the end of the most recently-ended Test Period on or prior to such event or circumstance, together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, in each case, as of the end of the most recently-ended Test Period on or prior to such event or circumstance, shall exceed 5% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries as of the end of the most recently-ended Test Period on or prior to such event or circumstance.
ARTICLE XXXIII
ENFORCEMENT
Section 33.1.Remedies. During the existence of an Event of Default and notwithstanding any Event of Loss, termination of this Lease pursuant to Article XIII or any other matter or occurrence, at the Lessor’s option and without limiting the Lessor in the exercise of any other right or remedy the Lessor may have on account of such Event of Default, and without any further demand or notice, the Lessor may to the fullest extent permitted under Applicable Laws cause the following to occur:
(i)By notice to the Lessee, the Lessor may terminate the Lessee’s right to possession of the Leased Equipment provided, however, that such possession shall terminate immediately without notice upon the occurrence of an Event of Default described in paragraphs (g) or (h) of Article XVII hereof;
(ii)Upon termination of the Lessee’s right to possession and without further demand or notice, the Lessee shall promptly surrender possession of the Leased Equipment and return possession of the Leased Equipment in accordance with the Return Conditions and Section 22.1 of this Lease, and the Lessor may, in accordance with Applicable Laws and any applicable Landlord Waiver, enter upon each Site where the Leased Equipment is located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability accruing to the Lessor for or by reason of such entry or taking of possession;
(iii)The Lessor may terminate this Lease with respect to all or any part of the Leased Equipment and/or declare the aggregate outstanding Lease Balance as described in clause (x) of the definition thereof, Break Amounts, if any, and all other amounts payable by the Lessee hereunder or under any other Operative Document to be immediately due and payable (provided, however, that this Lease shall terminate immediately without notice, and the sum of the aggregate outstanding Lease Balance as described in clause (x) of the definition thereof as of the date of such purchase plus all accrued but unpaid Basic Rent due on all Leases, plus Break Amounts, if any, plus prior to the second anniversary of each Base Term Commencement Date, the Prepayment Premium, plus all other amounts then due and payable by the Lessee under the Operative Documents with respect to the Leased Equipment shall become immediately due and payable without demand therefor, upon the occurrence of an Event of Default described in paragraphs (g) or (h) of Article XVII hereof and, subject to the conditions in Section 20.2 hereof, the Leased Equipment shall be transferred in accordance with Section 23.11 hereof), and the Lessor shall be entitled to (x) recover from the Lessee the following amounts without duplication of amounts owed and (y) take the following actions:
(A)the Lessee shall pay all accrued and unpaid Rent hereunder (including, without limitation, Basic Rent and Supplemental Rent) for the period

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commencing on the related Base Term Commencement Date through the date of indefeasible payment in full of the sum set forth in clause (B)(1) below with respect to the Leased Equipment;
(B)the Lessor may elect either of the following with respect to any or all of the Leased Equipment:
(1)the Lessor may demand, by written notice to the Lessee specifying a payment date (the “Final Rent Payment Date”) on a date no earlier than ten (10) days after the date of such notice but, in any event, no later than the date the Leased Equipment or part thereof is sold pursuant to clause (B)(2) hereof, that the Lessee shall pay to the Lessor, on the Final Rent Payment Date (in lieu of Basic Rent due after the Final Rent Payment Date), an amount equal to the Termination Value as to all of the Leased Equipment plus, without duplication, all accrued and unpaid Basic Rent due and unpaid for the period commencing on the related Base Term Commencement Date to and including the Final Rent Payment Date, and upon payment of such amount, and the amount of all other sums due and payable by the Lessee under this Lease and the other Operative Documents (and interest at the Overdue Rate on the amounts payable under this clause (B)(1) from the Final Rent Payment Date to the date of indefeasible payment in full, if an Event of Default shall be continuing), the Leased Equipment shall be transferred to the Lessee or its designee pursuant to Section 23.11; provided, however, that any failure of the Lessee to make such payment on the Final Rent Payment Date shall not suspend its obligation to pay and perform hereunder until the date of actual indefeasible payment in full of the sum set forth above provided, further, however, that amounts described in the foregoing sentence shall become immediately due and payable without demand therefor, upon the occurrence of an Event of Default described in paragraphs (g) or (h) of Article XVII; or
(2)the Lessor may sell its interest in the Leased Equipment or portion thereof as the GPU Equipment Pool or one or more items of Leased Equipment as the Lessor deems appropriate at a public or private sale, at such times and places, to such Persons, whether or not the Lessor at the time has possession thereof, as the Lessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Leased Equipment or portions thereof as the Lessor, in its sole discretion, determines, free and clear of any rights or claims of the Lessee and/or pursue any and all remedies under this Lease and/or the other Operative Documents and, in any event, the Lessee shall pay to the Lessor an amount equal to the excess, if any, of (x) all amounts described in clause (B)(1) above due the Lessor over (y) the net Sale Proceeds received by the Lessor from the foregoing sale (provided, that in calculating such net Sale Proceeds, all expenses and Taxes (other than Taxes excluded under Section 7.2(a)(ii) and 7.2(a)(iii) of the Transaction Agreement) to the extent not indemnified and not paid by the Lessee pursuant to Section 7.2 of the Transaction Agreement incurred by any of the Participants in connection with such sale including, without limitation, legal fees and expenses, shall be deducted from such Sale Proceeds);
(C)any other amount reasonably necessary to compensate the Participants for all the damages caused by or resulting from the Lessee’s failure to

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pay or perform the Lessee’s obligation under this Lease, including, but not limited to, the costs and expenses (including without limitation, reasonable and documented attorneys’ fees and expenses, advertising costs and brokers’ commissions) of recovering possession of the Leased Equipment, removing Persons or property from the Leased Equipment, placing the Leased Equipment in good order, condition, and repair, preparing and altering the Leased Equipment for reletting, and all other costs and expenses of reletting; and
(D)such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws;
(iv)The Lessor or the Administrative Agent may and, at the request of the Required Rent Assignees, shall declare the commitment of each Rent Assignee to make Rent Assignment Advances to be terminated, whereupon such commitments shall be terminated; provided that upon the occurrence of an Event of Default under paragraph (g) or (h) of Article XVII hereof, the obligation of each Rent Assignee to make Rent Assignment Advances shall automatically terminate, the aggregate Termination Amount as to all Leased Equipment including the outstanding Lease Balance as described in clause (x) of the definition thereof, Break Amounts, if any, Prepayment Premium, if any, and all other amounts payable by the Lessee hereunder or under any other Operative Document shall automatically become due and payable without further act of the Administrative Agent, the Lessor or any Rent Assignee;
(v)The Lessee further acknowledges and agrees that all of the rights and remedies of the Lessor under this Article XVIII may be exercised by the Collateral Agent (at the direction of the Required Rent Assignees) as grantee under each Lease Supplement without notice to or consent from any party to the extent not prohibited by law. In furtherance thereof, the Lessor and/or the Collateral Agent may exercise any and all rights and remedies under this Lease and/or the other Operative Documents and/or, as to the Collateral Agent, any other remedy pursuant to the Uniform Commercial Code of the State of New York available to the Collateral Agent in its capacity as the “secured party” hereunder (as more fully described in Section 9 of each Lease Supplement);
(vi)the Lessor may, in its sole discretion and by written notice to the Lessee, elect not to exercise any remedies otherwise available under this Lease or Applicable Law and instead permit the Lease to continue in full force and effect and the Lessor may enforce all of the Lessor’s rights and remedies under this Lease, including the right to recover the Rent hereunder as it becomes due under this Lease; provided that, upon making such election with respect to any Leased Equipment and until such election is rescinded by the Lessor, which rescission may be made in the sole discretion of Lessor and without requirement for notice thereof, the Lessor may not simultaneously exercise any remedy under this Article XVIII that would accelerate the obligations, repossess or sell such Leased Equipment.
(vii)The Lessor may exercise any other right or remedy that may be available to it under Applicable Laws or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms or to recover damages for the breach hereof, including those arising from a breach by the Lessee of its obligations under Article XX hereof. Separate suits may be brought to collect any such damages for any Rent installment period(s), and such suits shall not in any manner prejudice the Lessor’s right to collect any such damages for any subsequent Rent installment period(s), or the Lessor may defer any such suit until the Lessor determines to bring such suit; and/or

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(viii)The Lessor may retain and apply against the damages suffered by the Participants all sums received by it in accordance with the Operative Documents which the Lessor would, absent such Event of Default, be required to pay to, or turn over to, the Lessee pursuant to the terms of this Lease.
ARTICLE XXXIVIn furtherance of the foregoing, the parties agree that the exercise of remedies hereunder and the other Operative Documents is subject to other Applicable Law, including without limitation, the UCC (as in effect in the State of New York) and the Bankruptcy Code, and that nothing herein derogates from the rights of the Lessor or the Lessee under or pursuant to such other Applicable Law, including without limitation, Article 9 of the UCC (as in effect in the State of New York) or the Bankruptcy Code.
ARTICLE XXXVIn addition, to the extent permitted by Applicable Law, the Lessee shall be liable, except as otherwise provided above and without duplication of amounts payable hereunder or under any other Operative Document, for any and all unpaid Supplemental Rent due hereunder before, after or during the exercise of any of the foregoing remedies, together with interest on such unpaid amounts at the Overdue Rate for all overdue amounts arising during the occurrence of any Event of Default, and for all reasonable and documented legal fees and other actual and reasonable costs and expenses incurred by the Lessor by reason of the occurrence of any Event of Default or the exercise of the Lessor’s remedies with respect thereto including all costs and expenses incurred in connection with the taking, removal and sale of the Leased Equipment in accordance with the terms of this Lease or under Article 9 of the Uniform Commercial Code of the State of New York.
ARTICLE XXXVIThe Lessee acknowledges and agrees that upon the declaration of an Event of Default the amount due and owing by the Lessee to the Lessor hereunder shall be the Lease Balance as described in clause (x) of the definition thereof, Break Amounts, if any, Prepayment Premium, if any, and, without duplication, all accrued and unpaid Rent due and unpaid for the period commencing on the related Base Term Commencement Date to and including the Final Rent Payment Date and that to the maximum extent permitted by Applicable Laws, the Lessee waives any right to contest the foregoing sum as the liquidated sum or agreed upon sum due and owing.
Section 36.1.Proceeds of Sale. All payments received and amounts held or realized by the Lessor at any time when an Event of Default shall be continuing and after the sum of the Lease Balance, Break Amounts, if any, Prepayment Premium, if any, and, without duplication, all accrued and unpaid Rent due and unpaid for the period commencing on the related Base Term Commencement Date to and including the Final Rent Payment Date shall have been accelerated pursuant to this Article XVIII as well as all payments or amounts then held or thereafter received by the Lessor and the proceeds of sale pursuant to Section 18.1(iii)(B)(2) shall be distributed forthwith upon receipt by the Lessor in accordance with Section 10.3 of the Transaction Agreement. The amount realized by the Lessor upon such transfer of the Leased Equipment shall be net of the Lessor’s sale expenses and other expenses reasonably and customarily incurred by the Lessor in connection with the Lessor holding and owning the Leased Equipment until such time as the Leased Equipment is sold.
Section 36.2.Waiver of Certain Rights. To the maximum extent permitted by Applicable Laws, (a) the Lessee hereby waives the benefit of any appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale of the Leased Equipment or any interest therein and (b) if

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this Lease shall be terminated pursuant to this Article XVIII, the Lessee waives, to the fullest extent permitted by Applicable Laws, (i) any notice of entry or the institution of legal proceedings to obtain entry and access and/or possession; (ii) any right of redemption, re-entry or repossession; (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt or limiting the Lessor with respect to the election of remedies; (iv) any other rights which might otherwise limit or modify any of the Lessor’s rights or remedies under this Article XVIII; and (v) any rights now or hereafter conferred under Applicable Laws that may require the Lessor to sell, lease or otherwise use the Leased Equipment, or any part thereof in mitigation of the Lessor’s damages upon the occurrence of an Event of Default or that may otherwise limit or modify any of the Lessor’s rights or remedies under this Article XVIII.
Section 36.3.Remedies Cumulative; No Waiver; Consents. To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws, each and every right, power and remedy herein specifically given to the Lessor or otherwise in this Lease and the other Operative Documents shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Lessee or be an acquiescence therein. The Lessor’s consent to any request made by the Lessee shall not be deemed to constitute or preclude the necessity for obtaining the Lessor’s consent, in the future, to all similar requests. No express or implied waiver by the Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.
ARTICLE XXXVII
RIGHTS TO CURE
Section 37.1.The Lessor Cure Right. If any Event of Default as described in (x) clause (c)(i) of Article XVII, or (y) clause (d) of Article XVII as it pertains to a breach of Section 7.1 hereof, shall be continuing and in the Lessor’s reasonable judgment the Lessee is not acting diligently and appropriately to cure such Event of Default, the Lessor may, but shall not be obligated to, on five (5) Business Days’ prior notice to the Lessee (except in the event of an emergency, in which case only one (1) Business Day’s prior notice shall be required), cure such specified Event of Default and the Lessor shall not thereby be deemed to have waived any default caused by such failure to cure, and the amount of any such payment and the amount of any expenses of the Lessor (including reasonable and documented attorneys’ fees and expenses) incurred in connection with such cure, together with interest thereon at the Overdue Rate on any overdue amounts, shall be deemed Supplemental Rent, payable by the Lessee to the Lessor upon demand.
Section 37.2.The Lessee Cure Right. If any Event of Default shall have occurred and be continuing (except to the extent related to clauses (g) or (h) of Article XVII hereof, in which case the Lessee shall not have such option), the Lessee may, at its option, by giving written notice to the Administrative Agent within ten (10) days after the occurrence of such Event of Default, elect to purchase all of the Lessor’s interests in all but no less than all of the Leased Equipment for an amount equal to the sum of the aggregate outstanding Lease Balance as described in clause (x) of the definition thereof as of the date of such purchase plus all accrued but unpaid Basic Rent due on all Leases, plus Break Amounts, if any, plus prior to the second anniversary of each Base Term Commencement Date, the Prepayment Premium, plus all other amounts then due and payable by the Lessee under the Operative Documents with respect to the Leased Equipment. In order to cure such Event of Default as provided above, the Lessee shall deliver the Early Termination Notice not less than such five (5) Business Days nor more than ten

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(10) Business Days prior to the date of purchase designated in such notice, which election to so cure such Event of Default shall be irrevocable when made. Upon receipt of such amount, the Leased Equipment shall be transferred to the Lessee (or its designee) pursuant to Section 23.11, whereupon each Lease shall terminate except for such provisions which expressly survive such a termination.
ARTICLE XXXVIII
EARLY TERMINATION OPTION
Section 38.1.Early Termination Option. So long as no Default or Event of Default shall have occurred and be continuing, the Lessee may, at its option (the “Early Termination Option”), on any Payment Date during the Lease Term following the Base Term Commencement Date of each Lease (the “Early Termination Date”), by giving at least thirty (30) days’ advance written notice to Administrative Agent (the “Early Termination Notice”), purchase all or any portion of the Lessor’s interests in the Leased Equipment for an amount equal to the Purchase Price with respect to such Leased Equipment; provided that the minimum Purchase Price for any exercise of the Early Termination Option if not for all of the Lease Balance shall be $30,000,000 and that the minimum remaining outstanding Lease Balance under any affected Lease is $30,000,000. In order to exercise its option to purchase the Leased Equipment pursuant to this Section 20.1, the Lessee shall deliver the Early Termination Notice not less than thirty (30) days prior to the Early Termination Date which election shall be irrevocable when made. Upon receipt of the Purchase Price, such Leased Equipment shall be transferred to the Lessee (or its designee) pursuant to Section 23.11 whereupon this Lease shall terminate except for such provisions which expressly survive such a termination. For the avoidance of doubt, the Early Termination Option set forth above shall be several options and the Lessee shall be entitled to exercise different options for the GPU Equipment Pools or such items of Leased Equipment as described above.
Section 38.2.Required Purchase. So long as the Lessor has not commenced any remedy under Article XVIII hereof, the Lessee shall be obligated to pay, as to all of the Leased Equipment, automatically and without notice upon the occurrence of any Event of Default described in clauses (g) or (h) of Article XVII of the Lease the Termination Amount and other sums due under clause (iii) of Section 18.1 hereof and, upon receipt of such sums, the Leased Equipment shall be transferred in accordance with Section 23.11 hereof, whereupon this Lease shall terminate except for such provisions which expressly survive such a termination.
ARTICLE XXXIX
END OF TERM TRANSFER
Section 39.1.Automatic Transfer.
(a)On the Return Date and subject to receipt of the final Basic Rent payment from the Lessee together with all other amounts then due and payable to the Participants and Agents under the Operative Documents (the “Return Date Payment”), ownership of the Leased Equipment shall transfer to the Lessee or its designee immediately upon written confirmation from the Lessor or Administrative Agent on its behalf that such party has successfully received such amounts to be paid on the Return Date.
(b)The payment of the Return Date Payment shall, without the need for any further action being taken, constitute irrevocable acceptance by the Lessee of the Leased Equipment being the subject of the transfer, sale and acceptance thereof without any qualification or reservation.
(c)The parties acknowledge and agree that the sale of the Leased Equipment pursuant to the foregoing shall be without any representation, recourse or warranty of any kind to or on the part of the Lessor or any other Indemnitee other than a warranty that the Lessor has in respect of such title to the Leased Equipment as passed to the Lessor on the respective Base Term Commencement Dates and as to the absence of any Lessor Liens arising by, through or

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under the Lessor and otherwise pursuant to Section 23.11 hereof. The Lessee shall take and accept the Leased Equipment on an “as is and where is” basis as it has full knowledge of the Leased Equipment.
ARTICLE XL
RETURN OF EQUIPMENT
Section 40.1.Return.
(a)Upon the exercise of applicable remedies under Article XVIII hereof, and provided that (i) the Lessee, if so entitled, has not exercised its right to cure the related Event of Default pursuant to Section 19.2 hereof and (ii) the Lessee has not paid the Termination Amount in full, the Lessee shall, at its sole expense, peaceably surrender possession of the Leased Equipment and return the Leased Equipment to the Lessor or one or more designees designated by the Lessor in writing to the Lessee and in the satisfaction of the Return Conditions.
(b)Except for return and surrender upon exercise of applicable remedies under Article XVIII hereof, no surrender to the Lessor of this Lease or of the Leased Equipment shall be offered, valid or effective unless agreed to and accepted in writing by the Lessor in its sole discretion. If the Lessee fails to perform any of the Return Conditions, the Lessor shall have the right, in compliance with Applicable Law, to enter upon the applicable Sites where the Leased Equipment is located to perform those tasks not timely performed, and the Lessee shall reimburse the Lessor for all reasonable costs and expenses incurred in doing so.
(c)Without limiting the generality of the foregoing, upon the surrender and return of the Leased Equipment to the Lessor pursuant to this Section 22.1, the Leased Equipment shall be (x) capable of being immediately utilized by a third-party purchaser or third-party lessee without further inspection, repair, replacement, alterations or improvements, licenses, permits, or approvals, except for any of the foregoing required solely by virtue of the change in ownership (other than to the Lessor), use or occupancy of the Leased Equipment, (y) in accordance and compliance with all Applicable Laws including, without limitation, any of the foregoing required by virtue of a change in ownership (other than to the Lessor), use or occupancy of the Leased Equipment other than to or by the Lessee, and (z) free and clear of any Lien (other than any Lessor Liens). Until the Leased Equipment has been surrendered and returned to the Lessor in accordance with the provisions of this Section 22.1 and subject to Article XVIII hereof, the Lessee shall continue to pay the Lessor all Basic Rent and Supplemental Rent due hereunder.
(d)All Records will be made available for the Lessor’s review in connection with any return. Any review of the Records by the Lessor shall be completed during this period and during normal business hours. All Records shall be delivered in English to the Lessor and at the Lessee’s expense on the date of return and surrender.
(e)The Lessee acknowledges and agrees that a breach of any of the provisions of this Section 22.1 may result in damages to the Lessor that are difficult or impossible to ascertain and that may not be compensable at law. Accordingly, upon application to any court of equity having jurisdiction over the Leased Equipment or the Lessee, the Lessor shall be entitled to a decree against the Lessee requiring specific performance of the covenants of the Lessee set forth in this Section 22.1.
(f)Upon the request of the Lessor, the Lessee shall continue to maintain its insurance policies for the Leased Equipment, to the extent permitted by such policies, provided that the Lessor pays or reimburses the Lessee for the pro rata cost thereof and provided further that there is an insurable interest for the Lessee to insure.

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ARTICLE XLI
MISCELLANEOUS
Section 41.1.Binding Effect; Successors and Assigns; Survival. The terms and provisions of this Lease, and the respective rights and obligations hereunder of the Lessor and the Lessee shall be binding upon them and their respective successors, legal representatives and assigns (including, in the case of the Lessor, any Person to whom the Lessor may transfer the Leased Equipment or any interest therein in accordance with the provisions of the Operative Documents), and inure to their benefit and the benefit of their respective permitted successors, legal representatives and assigns (including, in the case of the Lessor, any Person to whom the Lessor may transfer the Leased Equipment or any interest therein in accordance with the provisions of the Operative Documents).
Section 41.2.Severability. Any provision of this Lease that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the Lessee shall remain liable to perform its obligations hereunder except to the extent of such unenforceability. To the extent permitted by Applicable Laws, the Lessee hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
Section 41.3.Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be delivered and shall be deemed to have been given in accordance with Section 9.3 of the Transaction Agreement. The parties shall copy the Agents and the Participants on all notices, requests, demands or other written communications made hereunder.
Section 41.4.Amendment; Complete Agreements. Neither this Lease or any other Operative Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of the Transaction Agreement. This Lease, together with the other Operative Documents, is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein and therein. No course of prior dealings between the parties or their officers, employees, agents or Affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease or any other Operative Document. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their Affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease or any other Operative Document. No representations, undertakings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth in the Operative Documents.
Section 41.5.Headings. The Table of Contents and headings of the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.
Section 41.6.Original Executed Counterpart. The single executed original of each Lease Supplement containing the receipt of the Collateral Agent therefor on or following the signature pages thereof shall be the “original executed counterpart” of this Lease. To the extent that any such Lease Supplement constitutes chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of any counterpart other than the “original executed counterpart.”
Section 41.7.Governing Law. THIS LEASE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

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Section 41.8.No Joint Venture. Any intention to create a joint venture or partnership relation hereunder or pursuant to any other Operative Document between the Lessor and the Lessee is hereby expressly disclaimed.
Section 41.9.No Accord and Satisfaction. The acceptance by the Lessor of any sums from the Lessee (whether as Basic Rent or otherwise) in amounts which are less than the amounts due and payable by the Lessee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction of any dispute between the Lessor and the Lessee regarding sums due and payable by the Lessee hereunder, unless the Required Rent Assignees specifically deem it as such in writing.
Section 41.10.Survival. The termination of this Lease pursuant to Section 18.1 shall in no event relieve the Lessee of its liabilities and obligations hereunder or under any other Operative Document which accrued prior to such termination, all of which shall survive any such termination. The extension of any applicable statute of limitations by the Lessee, any Participant or any other Indemnitee shall not affect such survival.
Section 41.11.Transfer of Leased Equipment. With respect to any sale or transfer of the Leased Equipment pursuant to this Lease other than under Article XVIII hereof, and subject to the termination of this Lease in accordance with the terms hereof and release of all Lessor Liens with respect to such Leased Equipment, (i) the Lessor shall agree to (A) execute and deliver to the Lessee or its designee a bill of sale in the form of Exhibit B hereto and such other bills of and other documents and instruments of transfer, all in form and substance reasonably satisfactory to the Lessee, as the Lessee shall reasonably request to evidence such transfer and the vesting in the Lessee (or the Lessee’s designee) of all right, title and interest in and to the Leased Equipment, on an AS-IS, WHERE-IS basis without representation or warranty except as expressly set forth in such bill of sale, (B) take such actions as may be reasonably required to be taken by the Lessor for the transfer of the Leased Equipment to the Lessee (or its designee) including the execution and delivery to the Lessee (or its designee) of instruments terminating this Lease and releasing the Leased Equipment from this Lease, and (C) take such actions as the Lessee (or its designee) shall reasonably request and as shall be reasonably acceptable to the Lessee in order to release all proceeds (including, without limitation, insurance proceeds), any available Warranty Rights in respect of such Leased Equipment and all rights relating to the foregoing from any Liens arising with respect to this Lease; (ii) the Lessor shall assign to the Lessee (or its designee), pursuant to an assignment agreement in form and substance reasonably satisfactory to the Lessee, any available Warranty Rights with respect to such Leased Equipment; and (iii) the Lessor shall assign to the Lessee (or its designee), pursuant to an assignment agreement in form and substance reasonably satisfactory to the Lessee, all claims against third Persons relating to such Leased Equipment. The Lessee shall pay all out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Lessor in connection with its actions required by this Section 23.11.
ARTICLE XLIIThe Lessor’s obligation to cause and ensure that title to the Leased Equipment shall be transferred to and vested in the Lessee in accordance with this Section 23.11 is of the essence to this transaction and it is the intention of the parties that the Lessee shall have the right to seek specific performance of such obligation in any appropriate court or tribunal.
ARTICLE XLIIIIn connection with any transfer to an independent third party, (i) the Lessee shall execute and deliver such documents, supplemental bills of sale, certificates, affidavits and estoppels as may be required to facilitate the transfer of the Leased Equipment, and (ii) the Lessee shall cooperate with the Lessor and the purchaser of the Leased Equipment in order to facilitate the purchase and use by such purchaser of the Leased Equipment including the furnishing of title warranties and data and technical information relating thereto and the assigning (to the extent assignable) of all licenses necessary for the operation and maintenance thereof, all of which shall be at the expense of the purchaser or the Lessee. The obligations of the

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Lessee under this paragraph shall survive the expiration or termination of this Lease. Any provision in this Lease or other Operative Document to the contrary notwithstanding, no transfer of the Leased Equipment to the Lessee or to a third party buyer pursuant to the Early Termination Option, Article XVIII or otherwise shall be made until the Participants have received all Rent and other amounts then due and owing by the Lessee hereunder and under the other Operative Documents and no designation by the Lessee of a third party buyer shall relieve it of any of its obligations hereunder or under the other Operative Documents. At or subsequent to the transfer of all or any of the Leased Equipment to a third party buyer pursuant to Article XVIII, the Lessee will provide the Lessor with such lien searches as the Lessor may reasonably request to demonstrate to the Lessor’s satisfaction that the Leased Equipment is subject to no Liens other than Permitted Liens as described in clauses (i) (but excluding any such rights and interests of the Lessee referenced therein) or (ii) of the definition thereof. Notwithstanding anything contained herein or in the other Operative Documents to the contrary, any obligation of the Lessor to transfer any assets to the Lessee shall be satisfied by a transfer of such assets to any designee selected by the Lessee.
Section 43.1.Enforcement of Certain Warranties. The Lessor hereby assigns, without recourse or warranty whatsoever, to the Lessee, all Warranty Rights and other warranties related to the purchase, sale and ownership of the Leased Equipment. Such assignment shall remain in effect until the expiration or termination of this Lease. The Lessor shall also retain the right to enforce the Warranty Rights and any warranties assigned in the name of the Lessee upon the occurrence of an Event of Default. The Lessor hereby agrees to execute and deliver at the Lessee’s expense such further documents, including powers of attorney, as the Lessee may reasonably request in order that the Lessee may have the full benefit of the assignment effected or intended to be effected by this Section 23.12. Upon the termination of this Lease, such Warranty Rights and warranties hereby assigned shall automatically revert to the Lessor or be transferred in accordance with Article XVIII or Section 23.11, as applicable. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment to the Lessor or assignment to third parties or the Lessee in connection with a transfer under Article XVIII or Section 23.11, respectively, the Lessee or the Lessor, as applicable, shall execute and deliver promptly any certificate or other instrument which the other may reasonably request. Any monies collected by the Lessee under the Warranty Rights or any of the warranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by the Lessee and promptly paid over to the Lessor to be held in trust in accordance with Section 23.13.
Section 43.2.Security Interest in Funds.
ARTICLE XLIVAs long as a Payment Default or Event of Default shall be continuing, any amount that would otherwise be payable to the Lessee under the Operative Documents shall be paid to or retained by the Lessor (including amounts to be paid to the Lessee pursuant to Article XIII or Section 23.12) as security for the performance by the Lessee in full of its obligations under this Lease and the other Operative Documents, and it may be applied to the obligations of the Lessee hereunder and under the other Operative Documents and distributed pursuant to Section 18.2. At such time as no Payment Default or Event of Default shall be continuing, such amounts, net of any amounts previously applied to the Lessee’s obligations hereunder or under any other Operative Documents, shall be paid to the Lessee. Any such amounts which are held pending payment to the Lessee or application hereunder shall be invested by the Lessor as directed from time to time in writing by the Lessee, and at the expense and risk of the Lessee, in Permitted Investments. Any gain (including interest received) realized

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as the result of any such investment (net of any fees, commissions and other expenses, if any, incurred in connection with such investment) shall be applied from time to time in the same manner as the principal invested. The Lessor shall not be liable for any losses on such investments or for any failure to make any investment.
Section 44.1.Submission to Jurisdiction. EACH OF THE LESSOR AND THE LESSEE IRREVOCABLY AND UNCONDITIONALLY:
(a)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE SOLE, EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;
(b)CONSENTS THAT ANY SUCH ACTION OR PROCEEDINGS MAY BE BROUGHT TO SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(c)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE II TO THE TRANSACTION AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 9.3 OF THE TRANSACTION AGREEMENT; AND
(d)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
Section 44.2.Jury Trial. EACH OF THE LESSOR AND THE LESSEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LEASE OR ANY OTHER OPERATIVE DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS LEASE OR ANY OTHER OPERATIVE DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 44.3.Payments. All payments to be made by the Lessee hereunder shall be made to the Lessor or the Administrative Agent, as the case may be, in Dollars in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholding or liabilities with respect thereto or any restrictions or conditions of any nature. If the Lessee is required by Applicable Law to make any deduction or withholding on account of any tax or other withholding or deduction from any sum payable by the undersigned hereunder, the Lessee shall pay any such tax or other withholding or deduction and shall pay such additional amount necessary to ensure that, after making any payment, deduction or withholding, the recipient thereof shall receive and retain (free of any liability in respect of any payment, deduction or

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withholding) a net sum equal to what it would have received and so retained hereunder had no such deduction, withholding or payment been required to have been made, which payment or withholding is made subject to the limitations set forth in Sections 7.2(a)(iii) and 7.6 of the Transaction Agreement, the reimbursement obligations of Indemnitees set forth in Sections 7.2(a)(iii), 7.2(e), 7.2(f) and 7.2(g) of the Transaction Agreement and other rights of the Lessee and representations of the Rent Assignees set forth in Sections 4.3(f), 6.3, 6.4, 7.2 and 7.6 of the Transaction Agreement.
[Signature Pages Follow]

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ARTICLE XLVIN WITNESS WHEREOF, the undersigned have each caused this Lease to be duly executed and delivered by their respective representatives thereunto duly authorized as of the day and year first above written.
MUFG AMERICAS CAPITAL LEASING & FINANCE, LLC,
as the Lessor
By:     /s/ Stefan Breuer
Name: Stefan Breuer
Title: Managing Director

DIGITALOCEAN, LLC,
    as the Lessee
By:     /s/ W. Matthew Steinfort
Name: W. Matthew Steinfort
Title: Chief Financial Officer